UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Axon Enterprise, Inc.

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On April 15, 2024 Axon Enterprise, Inc. (“Axon”) distributed the following letter:

AXON

Lisa Murison
Corporate General Counsel
Axon Enterprise, Inc.
17800 North 85th Street
Scottsdale, Arizona 85255

April 15, 2024

Marc Goldstein
Head of US Research
Institutional Shareholder Services
702 King Farm Road
Suite 400
Rockville, MD 20850

Dear Mr. Goldstein:

On behalf of the Board of Directors of Axon Enterprise, Inc., I am writing to confirm that Mr. Hadi Partovi, Chairman of the Board's Compensation Committee, is available at your team's convenience to discuss the Board's rationale for proposing Items 2 through 4, all of which are compensation-related proposals, for shareholder approval at Axon's 2024 Annual Meeting of Shareholders. We filed our definitive proxy statement on March 29, 2024 and scheduled our Annual Meeting for May 10, 2024.

As you will see in our proxy materials, we carefully considered shareholder feedback in the design of our incentive plans–aligning the compensation for our broad-based employees, executive leadership team and our CEO, Rick Smith, to key operational metrics and shareholder value creation. **These three separate plans are all connected in their goals and metrics for success, but individually structured for different components of our workforce**.

- Our **Amended and Restated 2022 Stock Incentive Plan** (our broad-based long-term incentive plan) is intended to provide us the needed shares to grant the time-based equity awards that are critical to compensating our broad-based employee population who support our long-term strategy.
- Our **2024 eXponential Stock Plan** is intended to provide employees across all levels of the Company (other than our CEO, who is intended to be compensated through the 2024 CEO Performance Award) with an opportunity to elect to receive a portion of their compensation under this performance-based long-term incentive plan aligned with our key operational metrics and share price performance.
- Our **2024 CEO Performance Award** is a performance-based long-term incentive award intended to motivate our CEO, Patrick W. Smith, over the next seven years to drive the same equity growth, aligned with the same key operational metrics and share